Exhibit 10.15

Execution Copy

MXENERGY INC.

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Third Amended and Restated Stockholders’ Agreement is made and entered into as of June 25, 2004, by and among MxEnergy Inc., a Delaware corporation (the “Company”), Charter Mx LLC, a Delaware limited liability company (“Charter Mx”), the parties listed on Exhibit A annexed hereto (the “Investors,” and together with the Charter Mx, the “Series A Investors”), Lathi LLC, a Delaware limited liability company (“Lathi”), Jeffrey A. Mayer, Carol R. Artman-Hodge and Daniel P. Burke, Sr. (each an “Original Stockholder” and collectively, the “Original Stockholders”) and the individuals and entities listed on Exhibit B annexed hereto (collectively the “Other Stockholders” and individually an “Other Stockholder”). The Series A Investors, Lathi, the Original Stockholders and the Other Stockholders are referred to herein collectively as the “Stockholders” and individually as a “Stockholder.”

WITNESSETH:

WHEREAS, following the execution and delivery of this Agreement, the Company will issue and sell to the Series A Investors, and the Series A Investors will purchase from the Company, shares of Series A Convertible Preferred Stock, par value $0.01 of the Company (the “Series A Stock”), pursuant to the terms and conditions set forth in that certain Series A Convertible Preferred Stock Purchase Agreement, dated June 25, 2004 (the “Purchase Agreement”), by and among the Company and the Series A Investors; and

WHEREAS, it is a condition precedent to the obligations of the Series A Investors under the Purchase Agreement that parties to that certain Second Amended and Restated Shareholders Agreement dated as of March 5, 2001 by and among the Company, Lathi, the Original Stockholders and the Other Stockholders, as amended on May 31, 2002 and November 14, 2003 (the “Existing Shareholders Agreement”) terminate such agreement as of the date hereof; and

WHEREAS, it is a condition precedent to the obligations of the Series A Investors under the Purchase Agreement that the Company, Lathi, the Original Stockholders, the Other Stockholders and the Series A Investors enter into this Agreement; and

WHEREAS, the Company, Lathi, the Original Stockholders, the Other Stockholders and the Series A Investors desire to enter into this Agreement for the purpose of regulating certain aspects of the relationship of the Original Stockholders, the Other Stockholders, Lathi and the Series A Investors as stockholders of the Company; and

WHEREAS, it is in the best interests of the Company and the Stockholders that such aspects of their relationship be so regulated.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the following respective meaning (such meanings being equally applicable to both the singular and plural form of the terms defined):

“10% Owner” means any Person who, immediately prior to the contemplated transaction, owns in excess of 10% of the Stock on a Fully Diluted Basis, such percentage subject to appropriate adjustment for stock splits, reverse stock splits, combinations and other recapitalizations.

“15% Owner” means any Person who, immediately prior to the contemplated transaction, owns in excess of 15% of the Stock on a Fully Diluted Basis, such percentage subject to appropriate adjustment for stock splits, reverse stock splits, combinations and other recapitalizations.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is controlled by or is under common control with such Person and, as to any Person that is an individual, such individual’s Family Members and any trust for the benefit of any such Persons.

“Agreement” means this Third Amended and Restated Stockholders’ Agreement, including all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Approved Sale” has the meaning ascribed thereto in Section 3.7 hereof.

“Auction” has the meaning ascribed thereto in Section 3.5(c) hereof.

“Auction Offeree(s)” has the meaning ascribed thereto in Section 3.5(c)(i) hereof.

“Audit Committee” means the Audit Committee of the Board of Directors.

“Bankruptcy Code” has the meaning ascribed thereto in Section 9.7 hereof.

“Bid Price” has the meaning ascribed thereto in Section 3.5(c)(i) hereof.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” has the meaning ascribed thereto in Section 3.5(c)(i) hereof.

“Bylaws” means the Amended and Restated Bylaws of the Company in the form attached as Exhibit D to the Purchase Agreement.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.

“Charter Mx” has the meaning ascribed thereto in the introduction hereof.

“Claims” has the meaning ascribed thereto in Section 8.2 hereof.

“Committees” has the meaning ascribed thereto in Section 2.2 hereof.

“Common Share Equivalents,” at any time, means Common Stock at the time outstanding or issuable upon conversion or exercise of the Series A Stock or any other securities convertible into or exercisable for Common Stock.

“Common Stock” means the shares of Common Stock, par value $0.01, of the Company.

“Company” has the meaning ascribed thereto in the introduction hereof.

“Company Notice” has the meaning ascribed thereto in Section 3.5(c)(ii) hereof.

“Company Securities” means (i) any shares of its Common Stock, (ii) any other capital stock or other equity securities of the Company or equity-linked securities, including, without limitation, shares of Series A Stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any capital stock or other equity securities of the Company, or (iv) any debt or other securities directly or indirectly convertible into capital stock or other equity securities of the Company. “Company Securities” shall not include (x) those options, warrants, convertible securities or shares of Common Stock excluded from the definition of Additional Common Stock pursuant to Section (B)4(d)(i)(4) of the Series A Certificate of Designation; or (y) any securities issued upon exercise or conversion of any other securities, provided that the preemptive rights provided herein applied with respect to the initial sale or issuance of such other securities or such other securities are specifically excluded from the definition of Company Securities pursuant to this clause (x) of this sentence.

“Compensation Committee” means the Compensation Committee of the Board of Directors.

“Consent Right Holders” has the meaning ascribed thereto in Section 6.1 hereof.

“Controls” including, with correlative meanings, the terms “controlled by” and “under common control with,” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” has the meaning set forth in the Series A Certificate of Designation.

“Equivalent Price” shall be determined as follows:  with respect to (A) any share of Series A Stock proposed to be sold, the Equivalent Price for a share of Common Stock shall be the lesser of (i) the amount determined by dividing the amount payable in respect of such share of

Series A Stock by the number of Common Share Equivalents represented by such share of Series A Stock and (ii) the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors, taking into account the liquidation preference of the Series A Stock) and (B) any share of Common Stock proposed to be sold, the Equivalent Price for a share of Series A Stock shall be equal to the product of (x) the amount payable in respect of such share of Common Stock and (y) the number of Common Share Equivalents represented by such share of Series A Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Committee” means the Executive Committee of the Board of Directors.

“Existing Other Stockholders” has the meaning ascribed thereto in Section 5.1.

“Existing Shareholders Agreement” has the meaning ascribed thereto in the recitals hereof.

“Family Member” means a spouse (or domestic partner), lineal descendant (by birth or adoption), father, mother, brother, sister, niece, nephew or lineal descendant of father or mother (by birth or adoption) of a Stockholder.

“Follow-up Offer” has the meaning ascribed thereto in Section 4.3 hereof.

“Fully Diluted Basis” means the amount of Common Stock outstanding calculated as if all securities convertible into or exchangeable for Common Stock at such time has been fully converted into or exchanged for shares of Common Stock, and any outstanding vested warrants, options or other rights for the purchase of Common Stock or securities convertible into Common Stock had been fully exercised as of such time, in each case, without regard to whether such instruments are then exercisable or convertible.

“Future Issuance” has the meaning ascribed thereto in Section 5.1 hereof.

“Greenhill Funds” means Greenhill Capital Partners, L.P., a Delaware limited partnership, Greenhill Capital Partners (Cayman), L.P., a Cayman Islands limited partnership, Greenhill Capital Partners (Executives), L.P., a Delaware limited partnership and Greenhill Capital, L.P., a Delaware limited partnership.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Independent Third Party” means any Person who is not a 15% Owner, who is not controlling, controlled by or under common control with any such 15% Owner and who is not a Family Member of any such 15% Owner or a trust for the benefit of such 15% Owner or such other Person.

“Investors” has the meaning ascribed thereto in the introduction hereof.

“Joining Price” has the meaning ascribed thereto in Section 3.6(b) hereof.

“Joining Terms” has the meaning ascribed thereto in Section 3.6(b) hereof.

“Key Employees” has the meaning ascribed thereto in Section 7.3 hereof.

“Knowledge” of a particular fact or other matter means, in the case of an individual that a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter and, in the case of a Person other than an individual, that any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Lathi” has the meaning ascribed thereto in the introduction hereof.

“Lathi Dilutive Sale” has the meaning ascribed thereto in Section 5.1 hereof.

“Lathi Loan Agreement” means that certain Loan Agreement dated as of September 1, 2001 between Lathi and the Company, as amended on July 2, 2002, as amended and restated by that certain Amended and Restated Loan Agreement dated as of November 14, 2003 between Lathi and the Company, as amended on March 25, 2004 and as the same may be amended from time to time.

“Liquidation Event” has the meaning set forth in the Series A Certificate of Designation.

“Lowest-Bid-Price Offeree” has the meaning ascribed thereto in Section 3.5(c)(iii)(2) hereof.

“Minimum Acceptable Price” has the meaning ascribed thereto in Section 3.5(c) hereof.

“Notice of Acceptance” has the meaning ascribed thereto in Section 4.2 hereof.

“Notice of Auction Commencement” has the meaning ascribed thereto in Section 3.5(c)(ii)(2) hereof.

“Notice of Offer” has the meaning ascribed thereto in Section 3.5(b) hereof.

“Offer” has the meaning ascribed thereto in Section 4.1 hereof.

“Offer Price” has the meaning ascribed thereto in Section 3.5(b) hereof.

“Offered Shares” has the meaning ascribed thereto in Section 3.5(b) hereof.

“Original Issue Date” means the date on which the Series A Stock was first issued.

“Original Series A Stock Issue Price” has the meaning set forth in the Series A Certificate of Designation.

“Original Stockholder(s)” has the meaning ascribed thereto in the introduction hereof.

“Other Stockholder(s)” has the meaning ascribed thereto in the introduction hereof.

“Other Stockholders Dilutive Sale” has the meaning ascribed thereto in Section 5.1 hereof.

“Permitted Transferees” has the meaning ascribed thereto in Section 3.4 hereof.

“Person” means an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preemptive Right Holder(s)” has the meaning ascribed thereto in Section 4.1 hereof.

“Proportionate Percentage” has the meaning ascribed thereto in Section 4.1 hereof.

“Purchase Agreement” has the meaning ascribed thereto in the recitals hereof.

“Purchase Offer” has the meaning ascribed thereto in Section 3.6(b) hereof.

“Qualified Public Offering” means the Company’s sale of shares of its Common Stock in a bona fide firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act, which results in an aggregate offering price of not less than $75,000,000 and a per share offering price of not less than (x) one and one-half (1.5) times the Conversion Price (appropriately adjusted to reflect the occurrence of any stock split, dividend, combination or similar event) for offerings occurring on or prior to the first anniversary of the Original Issue Date and (y) two (2) times the Conversion Price (appropriately adjusted to reflect the occurrence of any stock split, dividend, combination or similar event) for offerings occurring after the first anniversary of the Original Issue Date.

“Qualifying Bid” has the meaning ascribed thereto in Section 3.5(c)(i) hereof.

“Remaining Company Securities” has the meaning ascribed thereto in Section 4.3 hereof.

“RFR Acceptance Notice” has the meaning ascribed thereto in Section 3.5(c) hereof.

“RFR Option Period” has the meaning ascribed thereto in Section 3.5(c) hereof.

“RFR Participant(s)” has the meaning ascribed thereto in Section 3.5(c) hereof.

“Rule 144 Sales” means open market sales pursuant to Rule 144 under the Securities Act (or any successor rule or regulation) and in compliance with the requirements of paragraphs (c), (e) and (f) of such Rule, without giving effect to paragraph (k) of such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Party” has the meaning ascribed thereto in Section 3.6(a) hereof.

“Selling Stockholder” has the meaning ascribed thereto in Section 3.5(b) hereof.

“Series A Certificate of Designation” means the Certificate of Designation of Series A Stock of the Company attached as Exhibit A to the Purchase Agreement, as the same may be amended from time to time.

“Series A Director” means the director(s) appointed by the Series A Investors.

“Series A Investors” has the meaning ascribed thereto in the introduction hereof.

“Series A Share Equivalents” means the Series A Stock and any Common Stock issued and outstanding as a result of the conversion or exercise of the Series A Stock.

“Series A Stock” has the meaning ascribed thereto in the recitals hereof.

“Stock” means, collectively, the Common Stock and the Series A Stock whenever or however acquired.

“Stockholder(s)” has the meaning ascribed thereto in the introduction hereof.

“Tag-Along Right Holders” has the meaning ascribed thereto in Section 3.6 hereof.

“Third-Party Transferee” has the meaning ascribed thereto in Section 3.5(e) hereof.

“Tier” has the meaning ascribed thereto in Section 3.5(c)(i) hereof.

“Voting Stock” means capital stock of any class or classes of the Company, the holders of which are entitled to participate generally in the election of the members of the Board of Directors, and shall include, without limitation, the Common Stock and the Series A Stock.

2.             Voting Rights.

2.1           Board of Directors. Each Stockholder shall vote (or shall cause to be voted) all shares of Voting Stock owned or controlled by such Stockholder (including any shares of Voting Stock hereafter acquired), at any regular or special meeting of stockholders of the Company, shall take all action by written consent in lieu of such meeting of stockholders, and shall take all other actions necessary, to ensure that:

(a)           the Board of Directors of the Company and each of its subsidiaries shall consist of at least six (6) members but no more than fifteen (15) members;

(b)           members of the Board of Directors of the Company and each of its subsidiaries shall be elected as follows:

(i)            for so long as the outstanding Series A Stock represents 10% or more of the Common Stock, on a Fully Diluted Basis, the holders of the outstanding shares of Series A Stock, voting as a separate class, shall be entitled, as provided in Section (B)5(b) of the Series A Certificate of Designation, to elect a number of directors equal to the largest whole number that is less than or equal to the number of directors comprising the entire Board of Directors divided by five, but in no event less than one (1) director;

(ii)           for so long as Lathi holds 10% or more of the Common Stock, on a Fully Diluted Basis, the holders of the Series A Stock and the Common Stock, voting together as a single class, one (1) director designated by Lathi; and

(iii)          the holders of the Series A Stock and the Common Stock, voting together as a single class, shall elect the remaining number of directors authorized; provided, however, that these rights may be modified pursuant to Section (B)5(c) of the Series A Certificate of Designation.

2.2           Committees of the Board. The Company shall establish the following committees (collectively, the “Committees”) of the Board of Directors:  an Executive Committee, a Compensation Committee and an Audit Committee. Such Committees shall have the powers and duties set forth in the resolutions of the Board of Directors authorizing the establishment of such Committees. The Board of Directors may establish any other committees if it determines that the creation of any such committees is in the best interests of the Company. The Board of Directors shall delegate to any such committees those duties and powers as are customarily performed by committees of such type. No Committee shall have more than three (3) members. At least one (1) director appointed by the holders of the Series A Stock shall serve on each Committee.

2.3           Removal. The Bylaws shall provide that: (a) a director designated and elected pursuant to Section 2.1 may be removed from the Board of Directors during such director’s term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of the shares of such class or classes, as applicable, given at a special meeting of the stockholders duly called or by an action by written consent for that purpose; and (b) any director (regardless of how designated) may be removed for cause. Each holder of shares of such Voting Stock hereby agrees to vote all such shares then owned or held of record by him, or to take action by written consent, to effect the removal described in clause (a) of this Section 2.3.

2.4           Vacancies. In the event that a vacancy is created on the Board of Directors or the respective boards of directors of the Company’s subsidiaries by the death, disability, retirement, resignation or removal (with or without cause) of a director or otherwise there shall exist or occur any vacancy on the Board of Directors or the respective boards of directors of the Company’s subsidiaries, each Stockholder hereby agrees to vote or take action by written consent, in each case, to the extent such Stockholder shall be entitled to do so, to cause the vacancy to be filled by a designee of the particular class or classes of stock who had designated or was entitled to designate the director whose position has become vacant, provided that such designee was not previously a director of the Company or any of its subsidiaries who was removed for cause from the Board of Directors or the respective boards of directors of the Company’s subsidiaries.

2.5           Observer Rights. For so long as the Greenhill Funds owns no less than all of the Series A Stock owned by the Greenhill Funds on the Original Issue Date, the Company shall invite and permit a representative of the Greenhill Funds to attend all meetings of the Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other material that is provided to its directors; provided, however, that the Company reserves the right to exclude such representative from access to any material, meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege. Such representative may participate in discussion of matters brought to the Board of Directors and may address the Board of Directors.

2.6           No Proxies. Each Stockholder covenants and agrees that, except (i) as a result of transfers permitted by, and pursuant to and in accordance with, this Agreement, (ii) as otherwise provided in the last sentence of Section 2.8 hereof, or (iii) as provided pursuant to a duly called stockholders meeting where such Stockholder grants its proxy to a Board designated proxy holder for the purposes of such meeting (which such proxy permits such designee to vote solely in accordance with the terms of this Agreement), such Stockholder will have sole voting power with respect to such Stockholder’s Voting Stock and will not grant any proxy with respect to such Voting Stock, enter into any voting trust or other voting agreement or arrangement with respect to such Voting Stock or grant any other rights to vote such Voting Stock other than the agreement to vote such Voting Stock set forth herein.

2.7           Director Expenses. The Company shall bear all reasonable out-of-pocket travel and related expenses incurred in accordance with the Company’s written policies regarding employees by each non-employee member of the Board of Directors or the respective boards of directors of any of the Company’s subsidiaries associated with attending board meetings and any Committees thereof.

2.8           Further Assurances. In order to effectuate the provisions of this Section 2, the Stockholders hereby agree that when any action or vote is required to be taken by such Stockholders pursuant to this Agreement, such Stockholders shall use their respective commercially reasonable efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to the Delaware General Corporation Law, to effectuate such stockholder action. In addition, if any Stockholder shall fail to vote as required by the specific terms of this Section 2, such Stockholder shall be deemed to have irrevocably constituted and appointed the other Stockholders as his proxy coupled with an interest to vote such Stockholder’s Voting Stock on a pro rata basis in accordance with the terms of this Section 2.

3.             Restrictions on Transfer.

3.1           General Restrictions.

(a)           In addition to each other restriction on transfer contained in this Agreement, except for (i) Rule 144 Sales, (ii) a sale of shares in a registered public offering and

(iii) a transfer to the Company, no Stockholder shall sell, assign, transfer, pledge, or otherwise encumber or dispose of any Stock or any interest therein to any Person (regardless of the manner in which such Stockholder initially acquired such Stock), unless (a) the certificates representing the securities issued to the transferee bear appropriate legends reflecting the restrictions on transfer contained in this Agreement substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT DATED AS OF JUNE 25, 2004 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.

and (b) the transferee (if not already a party to this Agreement) shall have executed and delivered to the Company, as a condition to its acquisition of any such securities, an executed signature page in the form of Exhibit C to this Agreement and such additional documentation as reasonably requested by the Company, confirming that such transferee takes such securities subject to all the terms and conditions of this Agreement. During the term of this Agreement, each certificate representing securities of the Company held by a Stockholder or any Permitted Transferee shall bear the foregoing legend upon its face.

3.2           In addition to each other restriction on transfer contained in this Agreement, no Stockholder shall sell, assign, transfer, pledge or otherwise encumber or dispose of any shares of Stock, or any interest therein, to any Person unless such sale, assignment, transfer, pledge or other encumbrance or disposition is pursuant to an effective registration statement under the Securities Act and under applicable state securities laws or an exemption from such registration is available.

3.3                           (a)           The restrictions on transfer contained in this Agreement are in addition to, and not in limitation of, each other restriction on transfer contained in any other agreement between the Company and any Stockholder.

(b)           Any transfer of any shares of Stock pursuant to this Agreement shall be subject in all cases to the receipt of any required regulatory approvals.

3.4           Certain Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, the restrictions contained in Sections 3.5 through 3.7 of this Agreement with respect to transfers of Stock shall not apply to any one or more transfers:

(a)           pursuant to a registered public offering;

(b)           without consideration by a Stockholder who is a natural person to a Family Member of such Stockholder or to a trust, corporation, partnership, limited liability company or other entity of which there are no principal beneficiaries, shareholders, partners or equity holders other than the Family Members of such Stockholder;

(c)           to a legal representative in the event any Stockholder who is a natural person becomes mentally incompetent;

(d)           by a Stockholder to an Affiliate of such Stockholder (including, without limitation, any transfer by Charter Mx or any of the Greenhill Funds to any of their respective members or partners or to the partners of their Affiliates and by Lathi to Sowood Commodity Partners LP or any of its Affiliates); and

(e)           by a Stockholder to the Company pursuant to any agreement between the Company and that Stockholder.

provided that in each of cases (b), (c) and (d), it shall be a condition to any such transfer that each transferee execute the signature page attached as Exhibit C hereto and any other agreement in form and substance reasonably satisfactory to the Company pursuant to which such transferee agrees in writing to take such Stock subject to, and to comply with, all terms and conditions contained in this Agreement. In addition, none of the restrictions on transfers of Stock contained in this Agreement shall apply to a transfer by a Stockholder who is a natural person upon his or her death, by will, by the laws of descent or by operation of law, except that it shall be a condition to any such transfer that each transferee execute the signature page attached as Exhibit C hereto and any other agreement in form and substance reasonably satisfactory to the Company pursuant to which such transferee agrees in writing to take such Stock subject to, and to comply with, all terms and conditions contained in this Agreement. Any transfer of Stock, or any interest therein, pursuant to and in compliance with this Section 3.4 shall be a permitted transfer under this Agreement, any transferee of Stock, or any interest therein, pursuant to and in compliance with this Section 3.4 (other than the Company) is herein referred to as a “Permitted Transferee,” and if not previously a Stockholder, shall, upon consummation of the transfer, be deemed a Stockholder and shall be included in the class of Stockholders in which the transferring Stockholder was included under this Agreement (for example, the Series A Investors).

3.5           Right of First Refusal. Except as otherwise permitted under Section 3.4 of this Agreement, and except for Rule 144 Sales and sales of shares in registered public offerings, a Stockholder may sell or otherwise transfer shares of Stock, or any interest therein, only in compliance with the provisions of this Section 3.5.

(a)           No Stock, or any interest therein (including, without limitation, any equity-linked security), shall be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, directly or indirectly, by any Stockholder except in accordance with the provisions of this Agreement, the Bylaws, the Certificate of Incorporation and the Series A Certificate of Designation, as applicable. The Company shall not transfer upon its books and records any Stock purported to be transferred to any Person in violation of this Section 3.5.

(b)           If any one or more Stockholders (each, a “Selling Stockholder”) wishes to transfer any of its Stock in compliance with this Section 3.5, the Selling Stockholder shall first deliver written notice to the Company (the “Notice of Offer”), which Notice of Offer shall specify (i) the number of shares of Stock owned by the Selling Stockholder which it wishes to sell (the “Offered Shares”); (ii) the proposed consideration per share for the Offered Shares (the “Offer Price”); and (iii) all other terms and conditions of the offer.

(c)           If a Selling Stockholder desires to sell Offered Shares pursuant to Section 3.5 hereof, it may, in its sole discretion, elect in its Notice of Offer delivered pursuant to Section 3.5(b) hereof to authorize the Company to conduct a declining-clock Dutch auction in accordance with the procedures set forth in this Section 3.5(c) (an “Auction”). Any Selling Stockholder making such an election shall be deemed irrevocably to have agreed, for the benefit of the Auction Offerees (as defined below) to whom Offered Shares are allocated pursuant to the Auction procedures set forth in this Section 3.5(c), to sell the Offered Shares that are so allocated to such Auction Offerees at the prices (which shall not be less than the Minimum Acceptable Price (as defined below)) determined by the Auction procedures. The Offer Price indicated in the Notice of Offer shall be considered the “Minimum Acceptable Price” for purposes of this Section 3.5(c). Notwithstanding the Selling Stockholder’s election, the Board of Directors (with the consent of the Series A Director) may in its sole discretion determine that the Company should decline to conduct an Auction, in which case the provisions of Section 3.5(d) through (g) hereof shall apply to the sale of such Selling Stockholder’s Offered Shares. No Auction Offeree shall be precluded from communicating with any other potential Auction Offeree concerning an Auction conducted pursuant to this Section 3.5(c).

(i)            Certain defined terms:

(1)           “Qualifying Bid” within any Tier (as defined below) means a bid submitted by an Auction Offeree in that Tier that:

a.     is timely submitted under the provisions of this Section 3.5(c).

b.     offers a bid price (the “Bid Price”) at or above the Minimum Acceptable Price.

c.     states a number of Offered Shares that such Auction Offeree wishes to purchase, which shall not be in excess of the total number of Offered Shares offered to Auction Offerees in that Tier.

d.     irrevocably offers to purchase all Offered Shares allocated to such Auction Offeree in accordance with the Auction procedures set forth in this Section 3.5(c).

(2)           “Tier” refers to any of the successive stages of an Auction conducted in accordance with this Section 3.5(c) involving offers to successive groups of Auction Offerees as provided under the definition of Auction Offeree (as defined below).

(3)           “Auction Offeree” means any of the holders of capital stock of the Company who may be offered the opportunity to purchase Offered Shares under the provisions of this Section 3.5(c) who, if offered the opportunity to purchase Offered Shares under the provisions of this Section 3.5(c), will be offered such opportunity in the following order (in all cases, other than the Selling Stockholders):

a.     if the Offered Shares are shares of Common Stock:

i.          First-Tier Auction Offeree:  the Company.

ii.         Second-Tier Auction Offerees:  the holders of shares of Series A Stock and Lathi.

iii.        Third-Tier Auction Offerees:  the Original Stockholders.

iv.        Fourth-Tier Auction Offerees:  the Other Stockholders.

b.     if the Offered Shares are shares of Series A Stock:

i.          First-Tier Auction Offeree:  the Company.

ii.         Second-Tier Auction Offerees:  the holders of shares of Series A Stock.

iii.        Third-Tier Auction Offerees:  Lathi.

iv.        Fourth-Tier Auction Offerees:  the Original Stockholders.

v.         Fifth -Tier Auction Offerees:  the Other Stockholders.

(4)           “Business Day” means any day other than a Saturday, Sunday or day on which national banks in New York City are authorized to close.

(ii)           Within five Business Days of receipt by the Company of a Notice of Offer from a Selling Stockholder pursuant to Section 3.5(b) hereof containing an election to authorize the Company to conduct an Auction, the Company shall provide written notice (the “Company Notice”) to the Selling Stockholder to the effect that the Board of Directors (with the consent of the Series A Director) has determined that the Company either (a) elects to proceed with an Auction pursuant to this Section 3.5(c), or (b) declines to proceed with an Auction pursuant to this Section 3.5(c). If the Board of Directors determines that the Company elects to proceed with an Auction:

(1)           If the Company, as the First Tier Auction Offeree, wishes to purchase any Offered Shares (as determined by the Board of Directors, with the consent of the Series A Director), it shall allocate to itself the number of Offered Shares it wishes to purchase and shall provide written notice to the Selling Stockholder within five Business Days of the date of the Company Notice. Such notice shall set forth the number of Offered Shares the Company has allocated to itself and the price per share that the Company will pay for such Offered Shares, which shall not be less than the Minimum Acceptable Price.

(2)           If the Company, as the First Tier Auction Offeree, does not wish to purchase any or all of the Offered Shares, the Company shall provide written notice to each Second Tier Auction Offeree of the commencement of the Auction for such Tier (“Notice of Auction Commencement”) within five Business Days of the date of the Company Notice. The Notice of Auction Commencement delivered to each Second Tier Auction Offeree (and to the Auction Offerees of each subsequent Tier) shall set forth the number and class of Offered Shares being offered to Auction Offerees in such Tier, the amount of the Minimum Acceptable Price and the deadline for submission of a Qualifying Bid. Any Second Tier Auction Offeree who wishes to purchase Offered Shares must submit a Qualifying Bid to the Company within five Business Days of the date of the Notice of Auction Commencement. In the event all Offered Shares are not allocated to Second Tier Auction Offerees who have submitted Qualifying Bids within three Business Days of the conclusion of the five Business-Day period referred to above for Second Tier Auction Offerees (and within three Business Days of the conclusion of a similar five Business-Day period for successive Auction Tiers), the Company shall send successive Notices of Auction Commencement to Auction Offerees in each successive Tier, provided that no further Notices shall be sent following the allocation hereunder of all of the Offered Shares.

(iii)          Offered Shares shall be allocated among each Tier’s Auction Offerees  submitting Qualified Bids in the following  manner:

(1)           If Qualifying Bids are submitted by Auction Offerees in any Tier that offer to take up fewer than, or exactly, the number of Offered Shares offered to the Auction Offerees in that Tier, such Offered Shares will be allocated to the Auction Offerees who submitted such Qualifying Bids. All Offered Shares allocated within a Tier shall be sold at the lowest Bid Price submitted in such Tier.

(2)           If Qualifying Bids are submitted by Auction Offerees in any Tier that offer to take up more than the number of Offered Shares offered to the Auction Offerees in that Tier, such Offered Shares will be allocated to the Auction Offerees who submitted such Qualifying Bids beginning with those who submitted Qualifying Bids with the highest Bid Prices and continuing with those who submitted Qualifying Bids with the next highest Bid Prices and so on until all Offered Shares have been allocated to Qualifying Bids. When the allocation process reaches the level of the lowest Bid Prices to which Offered Shares will be allocated (the Auction Offerees submitting such Qualifying Bids being hereinafter referred to as the “Lowest-Bid-Price Offerees”), if there are two or more Lowest-Bid-Price Offerees who submit Qualifying Bids having identical Bid Prices and the number of Offered Shares remaining unallocated at that point in the allocation process exceeds the number of Offered Shares offered to be purchased by such Lowest-Bid-Price Offerees, such unallocated Offered Shares shall be allocated to each Lowest-Bid-Price Offeree in proportion to the ratio of the number of shares contained in its Qualifying Bid over the total number of shares in the

Qualifying Bids of all Lowest-Bid-Price Offerees. All Offered Shares allocated within a Tier pursuant to this subsection shall be sold at the Lowest Bid Price submitted by Auction Offerees in that Tier to which Offered Shares are allocated hereunder.

(3)           If the Qualifying Bids submitted by all Auction Offerees in all Tiers offer to take up fewer than the total number of Offered Shares, the Company shall provide written notice to the Selling Stockholder and:

a.     If the Offered Shares are shares of Series A Stock, then the Selling Stockholder may, within a period of one month following receipt of written notice to that effect from the Company, sell the remaining unallocated Offered Shares to a Third-Party Transferee at a price per share not less than the Minimum Acceptable Price. Upon any such sale, the Third-Party Transferee of such Offered Shares shall execute the signature page attached as Exhibit C hereto and any other agreement in form and substance reasonably satisfactory to the Company pursuant to which such Third-Party Transferee agrees that the Offered Shares it acquired from the Selling Stockholder are subject to the provisions of this Agreement. Any Third-Party Transferee to whom Offered Shares are transferred pursuant to and in compliance with Section 3.5 (c) shall, with respect to such Offered Shares upon consummation of such transfer, be deemed a Stockholder and shall be included in the class of Stockholders in which the transferring Stockholder was included under this Agreement. If the Selling Stockholder does not complete the sale of the portion of the Offered Shares not allocated to Auction Offerees as provided above within such one-month period, no sale of such Offered Shares by the Selling Stockholder shall be made otherwise than in accordance with the terms of this Agreement.

b.     If the Offered Shares are not shares of Series A Stock, the Company shall so advise the Selling Stockholder, who shall in turn advise the Company whether it wishes to reduce its Minimum Offer Price. If the Selling Stockholder advises the Company that it wishes to reduce its Minimum Offer Price, it shall send the Company a Notice of Offer covering such unallocated Offered Shares, which shall then be subject to another Auction conducted as provided herein.

(iv)          Following conclusion of the Auction process hereunder, the Company shall advise the Selling Stockholder of the identities of the Auction Offerees to which Offered Shares were allocated, the number and class of Offered Shares so allocated, the prices at which Offered Shares will be sold and the proposed closing date established as provided in Section 3.5(g).

(v)           When Offered Shares have been allocated as provided above, the closing will take place on a date determined by the Company in its discretion but no less than ten (10) Business Days and no more than thirty (30) Business Days following delivery of the notice referred to in subsection (c)(iv) hereof.

(vi)          The closing of all sales of Offered Shares pursuant to the Auction procedure described in this Section 3.5(c) shall be conducted as provided in Section 3.5(g) hereof.

(d)           Within a period of ten (10) days following (i) receipt of a Notice of Offer from the Selling Stockholders that does not request that the Company to conduct an Auction or (ii) the delivery of the Company Notice to the Selling Stockholders declining to proceed with an Auction, as the case may be, the Company shall send the Notice of Offer to the Series A Investors, Lathi, the Original Stockholders and the Other Stockholders (each an “RFR Participant” and collectively, the “RFR Participants”) offering to sell the Offered Shares to the RFR Participants in the manner set forth in subsection (e) below. Within ten (10) days following the date of the mailing of the Notice of Offer to the RFR Participants (the “RFR Option Period”), each RFR Participant shall notify the Company as to the number of Offered Shares, if any, it is electing to purchase (such notification is hereinafter referred to as the “RFR Acceptance Notice”). If an RFR Participant does not provide an RFR Acceptance Notice to the Company within the RFR Option Period, such RFR Participant shall be deemed to have declined to purchase any of the Offered Shares. An RFR Acceptance Notice shall be deemed to be an irrevocable commitment to purchase from the Selling Stockholder the number of Offered Shares which such RFR Participant has elected to purchase pursuant to its RFR Acceptance Notice, subject to allocation of the Offered Shares among the RFR Participants accepting the Notice of Offer, as hereinafter provided.

(e)           The Offered Shares shall be allocated for purchase among the accepting RFR Participants in the following priority:

(i)            if the Offered Shares are shares of Common Stock:

(1)           first, such number of Offered Shares requested to be purchased by the Company;

(2)           second, such number of Offered Shares requested to be purchased by the Series A Investors and Lathi, allocated (if necessary) pro rata on the basis of the number of shares of Common Stock that the Series A Investors and Lathi hold on a Fully Diluted Basis;

(3)           third, such number of Offered Shares requested to be purchased by the Original Stockholders, allocated (if necessary) pro rata on the basis of the number of shares of Common Stock that the Original Stockholders hold on a Fully Diluted Basis;

(4)           fourth, such number of Offered Shares requested to be purchased by the Other Stockholders, allocated (if necessary) pro rata on the basis of the number of shares of Common Stock that the Other Stockholders hold on a Fully Diluted Basis;

(ii)           if the Offered Shares are shares of Series A Stock:

(1)           first, such number of Offered Shares requested to be purchased by the Company;

(2)           second, such number of Offered Shares requested to be purchased by the Series A Investors, allocated (if necessary) pro rata on the basis of the number of shares of Series A Stock that the Series A Investors hold on a Fully Diluted Basis;

(3)           third, such number of Offered Shares requested to be purchased by Lathi;

(4)           fourth, such number of Offered Shares requested to be purchased by the Original Stockholders, allocated (if necessary) pro rata on the basis of the number of shares of Series A Stock that the Original Stockholders hold on a Fully Diluted Basis; and

(5)           fifth, such number of Offered Shares requested to be purchased by the Other Stockholders, allocated (if necessary) pro rata on the basis of the number of shares of Series A Stock that the Other Stockholders hold on a Fully Diluted Basis;

(f)            If the RFR Participants have not, in the aggregate, elected to purchase all of the Offered Shares that are available for purchase under this Section 3.5, then the Selling Stockholder may, within a period of  forty-five (45) days following the RFR Option Period, subject to the provisions of Section 3.6, sell the Offered Shares to one or more Persons (a “Third-Party Transferee”) at a price per share not less than the Offer Price. Upon any such sale, the Third-Party Transferee of such Offered Shares shall execute the signature page attached as Exhibit C hereto and any other agreement in form and substance reasonably satisfactory to the Company pursuant to which such Third-Party Transferee agrees that the Offered Shares it acquired from the Selling Stockholder are subject to the provisions of this Agreement. Any Third-Party Transferee to whom Offered Shares are transferred pursuant to and in compliance with Sections 3.5(d), (e) and (f) shall, with respect to such shares upon consummation of such transfer, be deemed a Stockholder and shall be included in the class of Stockholders in which the transferring Stockholder was included under this Agreement. If the Selling Stockholder does not complete the sale of the Offered Shares within such forty-five (45) day period, the provisions of this Section 3.5 shall again apply, and no sale of such Offered Shares by the Selling Stockholder shall be made otherwise than in accordance with the terms of this Agreement.

(g)           The closing of purchases of Offered Shares: (i) by the Auction Offerees pursuant to Section 3.5(c) shall take place no later than one hundred (100) days after the date of the Notice of Offer or (ii) by the Company and the RFR Participants pursuant to Sections 3.5(d) through (f) shall take place no later than sixty (60) days after the date of the Notice of Offer, at 10:00 A.M. local time at the principal offices of the Company, or at such other date, time or place as the parties to the sale may agree. At least five (5) business days prior to such closing, the Company shall notify the Selling Stockholder(s) in writing of the names of purchasers and the portion of the Offered Shares to be purchased by each. At such closing, the Selling Stockholder(s) shall sell, transfer and deliver to each purchaser full right, title and interest in and to the Offered Shares so purchased by such purchaser, free and clear of all liens, security interests, adverse claims or restrictions of any kind and nature (except as otherwise set forth in this Agreement), and shall deliver to each purchaser a certificate or certificates representing the Offered Shares sold to such purchaser, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer and any other documents necessary for transfer. Simultaneously with delivery of such certificates, except as otherwise agreed to in writing between the purchaser(s) of the Offered Shares and the Selling Stockholder, each purchaser of the Offered Shares shall deliver to the Selling Stockholder(s), by wire transfer of immediately available funds to such bank account as the Selling Stockholder(s) shall designate, a cash amount equal to the product of the Offer Price and the number of Offered Shares being acquired by such purchaser, in full payment of the purchase price of the Offered Shares purchased.

3.6           Tag Along Rights.

(a)           If, after complying with Section 3.5 above (in the case of a Selling Stockholder), any one or more 15% Owners, the Greenhill Funds or Jeffrey A. Mayer (each, a “Tag-Along Right Holder”) (each, a “Selling Party”) proposes to transfer any Stock, Common Share Equivalents or an interest therein (including, without limitation, any equity-linked securities) to a Third-Party Transferee, then such Selling Parties shall refrain from effecting such transfer unless, prior to the consummation thereof, each Tag-Along Right Holder shall have been afforded the opportunity to join in such transfer on a pro rata basis, as hereinafter provided.

(b)           Prior to the consummation of any transfer, the Selling Parties shall cause each Third-Party Transferee to offer (the “Purchase Offer”) in writing to each Tag-Along Right Holder to purchase that number of Stock or Common Share Equivalents (the type of which shall be chosen by the Tag-Along Right Holder) from each such Tag-Along Right Holder that constitutes the same percentage of the aggregate Common Stock and Common Share Equivalents held by such Tag-Along Right Holder as the percentage determined by dividing the number of Stock or Common Share Equivalents to be purchased from the Selling Parties by the aggregate number of Common Stock and Common Share Equivalents held by the Selling Parties, at the same price per share of Common Stock (the “Joining Price”), and on such other terms and conditions (the “Joining Terms”), as the Third-Party Transferee has offered to purchase Offered Shares to be sold by the Selling Parties. Notwithstanding the foregoing, if the Third-Party Transferees are acquiring Offered Shares in a series of related transactions, or in a single transaction or series of related transactions from multiple Selling Parties, (i) the Joining Price shall be the highest of the prices offered by the Third-Party Transferees to any Selling Party in any one of such transactions, and (ii) the Joining Terms shall be those terms offered by any Third-Party Transferee to any Selling Party in any one of such transactions which are most favorable to the offeree. Each Tag-Along Right Holder shall have 10 days from the receipt of the Purchase Offer in which to accept the Purchase Offer and, to the extent any such Tag-Along Right Holder accepts such Purchase Offer in accordance with the terms hereof and the Third-Party Transferees are unwilling to purchase all shares requested to be purchased, the number of Offered Shares to be sold by the Selling Parties shall be reduced pro rata based upon the number of shares each Tag-Along Right Holder electing to sell is entitled to include in such sale pursuant to this Section 3.6. If a Tag-Along Right Holder elects to sell any class of Stock which is different from the class of Stock specified in the Purchase Offer, then the Selling Party will use commercially reasonable efforts to cause the Third-Party Transferee to permit the inclusion of such different class of Stock on the terms specified herein (including the Equivalent Price). The form of consideration paid in respect of such different classes of stock shall be identical.

(c)           The provisions of Sections 3.5 and 3.6 shall not apply (A) to transfers to Permitted Transferees in accordance with Section 3.4 or (B) to the repurchase of Common Stock or Common Share Equivalents by the Company from a terminated employee or consultant which purchase has been approved by the Board of Directors, including the approval of the Series A Director and shall terminate (i) upon the closing of a registered public offering of the Common Stock, (ii) in the event of a Liquidation Event or (iii) upon the termination of this Agreement as provided in Section 9.7 below. In the event that a transfer subject to Sections 3.5 and 3.6 is proposed to be made to a Person other than a Stockholder or the Company, the Selling Stockholders or Selling Parties, as the case may be, shall notify such Person that the transfer is subject to this Agreement and shall ensure that no transfer is consummated without compliance with this Section 3.

(d)           Any purported transfer subject to this Section 3.6 not made in compliance with this Section 3.6 shall be void and shall not be consummated upon the books and records of the Company.

3.7           Drag Along Rights. Subject to the rights of the Series A Investors set forth in Section (B)6 of the Series A Certificate of Designation, if at any time after the second anniversary of the date hereof, (i) the Board of Directors, (ii) Stockholders holding a majority of the then outstanding shares of Voting Stock (on a Fully Diluted Basis) and (iii) Series A Investors holding a majority of the outstanding Series A Share Equivalents approve a sale of all or substantially all of the Company’s assets determined on a consolidated basis or a sale of all or substantially all of the Company’s outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to an Independent Third Party or group of Independent Third Parties (collectively, an “Approved Sale”), each Stockholder will vote for, consent to and raise no objections to and execute all necessary documentation with respect to such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each Stockholder will waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) a sale of Stock, each Stockholder will agree to sell all of his, her or its shares of Stock and rights to acquire shares of stock on the terms and conditions approved by the Board of Directors. Each Stockholder will take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company. The obligations of the Stockholders with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions:  (i) upon the consummation of the Approved Sale, each Stockholder will receive the same form of consideration and the same portion of the aggregate consideration that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect immediately prior to such Approved Sale; (ii) if any holders of Common Stock are given an option as to the form and amount of consideration to be received, each holder of Common Share Equivalents will be given the same option; and (iii) each 15% Owner will be given an opportunity to convert any Series A Stock held by it into Common Stock prior to the consummation of the Approved Sale and to include shares of Common Stock so acquired in the Approved Sale.

4.             Preemptive Rights.

4.1           Before the Company shall issue, sell or exchange, agree to issue, sell or exchange  any Company Securities (other than the sale of Series A Stock pursuant to the Purchase Agreement), the Company shall have first complied with this Section 4. The Company shall offer to sell to each 15% Owner, Series A Investor and Original Stockholder (each a “Preemptive Right Holder” and collectively, the “Preemptive Right Holders”), Company Securities in an amount equal to such Preemptive Right Holder’s Proportionate Percentage, at a price and on such other material terms and conditions as shall have been specified by the Company in writing and delivered to each Preemptive Right Holder (the “Offer”), which Offer by its terms shall remain open and irrevocable for a period of twenty (20) days from the date it is delivered by the Company to each Preemptive Right Holder. “Proportionate Percentage” means the percentage figure which expresses the ratio between the number of shares of Common Stock and Common Share Equivalents owned by such Preemptive Right Holder and the aggregate number of shares of Common Stock outstanding on a Fully Diluted Basis, at the date of determination.

4.2           Notice of each Preemptive Right Holder’s intention to accept, in whole or in part, an Offer shall not be effective unless evidenced by a writing signed by such Preemptive Right Holder and delivered to the Company prior to the end of the 20-day period of such Offer, setting forth such portion of the Company Securities as such Preemptive Right Holder elects to purchase (the “Notice of Acceptance”). Each Preemptive Right Holder that shall have delivered a Notice of Acceptance to the Company shall make full payment of the purchase price with respect to the relevant Company Securities, in immediately available funds, simultaneously with  the delivery of such Company Securities to such Preemptive Right Holder.

4.3           In the event that a Preemptive Right Holder does not provide a Notice of Acceptance for its entire Proportionate Percentage of Company Securities (the “Remaining Company Securities”), the Company shall notify the other Preemptive Right Holders and offer them their Proportionate Percentage of the Remaining Company Securities (the “Follow-up Offer”). The Follow-up Offer shall remain open and irrevocable for a period of ten (10) days after the date on which notice is delivered by the Company to such other Preemptive Right Holders. If the other Preemptive Right Holders have elected to purchase a number of Remaining Company Securities that in the aggregate exceeds the total number of such Preemptive Right Holder’s Proportionate Percentage of Company Securities, the Remaining Company Securities shall be allocated among the other Preemptive Right Holders as nearly as possible in proportion to the number of Common Stock and Common Share Equivalents then held by such other Preemptive Right Holders. This Section 4.3 shall be construed and given effect in such manner that no Preemptive Right Holder shall be required to purchase a number of Company Securities greater than such Preemptive Right Holder’s Proportionate Percentage of Company Securities.

4.4           The Company shall promptly notify each Preemptive Right Holder, if any, of the number of shares allocated to it, and each such Preemptive Right Holder shall be obligated to purchase such Company Securities upon the terms set forth in this Section 4.

4.5           Neither Lathi nor the Existing Other Stockholders shall be entitled to receive an Offer if the issuance, sale or exchange of Company Securities would entitle Lathi or the Existing Other Stockholders to receive securities as a result of an Other Stockholders Dilutive Sale or a Lathi Dilutive Sale, as the case may be, pursuant to Section 5 hereof. In addition, none of the Series A Investors shall be entitled to receive an Offer if the issuance, sale or exchange of

Company Securities would cause an adjustment in the Conversion Price in the Series A Stock under the Series A Certificate of Designation.

5.             Antidilution Protection.

5.1           If at any time after the date hereof and prior to the effective date of a registration statement filed with the SEC relating to an initial public offering of equity securities by the Company, the Company issues or sells Common Stock (or securities convertible into Common Stock) at a per share price which is less than (i) $3.60 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar transactions) with respect to the Other Stockholders listed on Exhibit D (the “Existing Other Stockholders”) (any such sale being referred to herein as an “Other Stockholders Dilutive Sale”) and (ii) $3.87 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations, and similar transactions) with respect to Lathi (any such sale being referred to herein as an “Lathi Dilutive Sale”), then:

(a)           In the event of an Other Stockholders Dilutive Sale, the Company shall offer to sell to each of the Existing Other Stockholders a number of additional shares of Common Stock (or securities convertible into Common Stock), for a purchase price per share equal to the par value of the Common Stock, equal to the number obtained by subtracting (A) the number of shares of Common Stock held by the Existing Other Stockholder immediately prior to the Other Stockholders Dilutive Sale from (B) the number obtained by dividing (x) the number of shares of Common Stock held by the Existing Other Stockholder immediately prior to the Other Stockholders Dilutive Sale by (y) a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock issued and outstanding, immediately prior to the Other Stockholders Dilutive Sale, plus (ii) the number of shares of Common Stock which the consideration actually received or receivable (assuming the receipt of all consideration payable in connection with the exercise, conversion or exchange of all Common Stock sold) by the Company pursuant to the Other Stockholders Dilutive Sale would purchase at a price of $3.60 per share (subject to equitable adjustment for stock splits, stock dividends, recapitalizations, reclassifications, reorganizations and other similar transactions); and the denominator of which shall be the sum of (a) the number of shares of Common Stock issued and outstanding immediately prior to such Other Stockholders Dilutive Sale, plus (b) the number of shares of Common Stock issued pursuant to such Other Stockholders Dilutive Sale.

(b)           In the event of a Lathi Dilutive Sale, the Company shall offer to sell to Lathi a number of additional shares of Common Stock (or securities convertible into Common Stock), for a purchase price per share equal to the par value of the Common Stock, equal to the number obtained by subtracting (A) the number of shares of Common Stock held by Lathi immediately prior to the Lathi Dilutive Sale from (B) the number obtained by dividing (x) the number of shares of Common Stock held by  Lathi immediately prior to the Lathi Dilutive Sale by (y) a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock issued and outstanding, immediately prior to the Lathi Dilutive Sale, plus (ii) the number of shares of Common Stock which the consideration actually received or receivable (assuming the receipt of all consideration payable in connection with the exercise, conversion or exchange of all Common Stock sold) by the Company pursuant to the Lathi Dilutive Sale would purchase at a price of $3.87 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar transactions); and the denominator of which shall be the sum of (a) the number of shares of Common Stock issued and outstanding immediately prior to such Lathi Dilutive Sale, plus (b) the number of shares of Common Stock issued pursuant to such Lathi Dilutive Sale.

(i)            All calculations under this Section 5.1 shall be made by the Company in good faith and shall be binding upon Lathi and the Other Stockholders provided that the Company shall make such calculations in a manner consistent with the treatment of all other investors who are given the foregoing antidilution protection.

(c)           For purposes of this Section 5.1, the consideration received by the Company for the issue of any Common Stock or convertible securities shall be computed as follows:

(i)            Cash and Property. Such consideration shall:

(1)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company;

(2)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors; and

(3)           in the event Common Stock and/or convertible securities are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received for the Common Stock and/or convertible securities, computed as provided in clauses (A) and (B) above, as reasonably determined in good faith by the Board of Directors.

(ii)           Options and Convertible Securities. The consideration per share received by the Company, relating to options and convertible securities, shall be determined by dividing:

(1)           the total amount, if any, received or receivable by the Company as consideration for the issue of such options or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise in full of such options or the conversion or exchange of all such convertible securities, or in the case of options for convertible securities, the exercise in full of such options for convertible securities and the conversion or exchange of all such convertible securities, by

(2)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such options or conversion or exchange of such convertible securities.

(d)           The provisions of this Section 5.1 shall not apply to the issuance of (x) those options, warrants, convertible securities or shares of Common Stock excluded from the definition of Additional Common Stock pursuant to Section (B)4(d)(i)(4) of the Series A Certificate of Designation or (y) any securities issued upon the exercise or conversion of any other securities, provided that the antidilution rights provided herein applied with respect to the initial sale or issuance of such other securities or such other securities are specifically excluded pursuant to clause (x) of this subsection (d).

(e)           Notwithstanding anything contained in this Section 5.1 to the contrary, in the event of any issuance or sale of Common Stock (or securities convertible into Common Stock) by the Company to Lathi after the date hereof (a “Future Issuance”), the antidilution protection set forth in this Section 5.1 for the benefit of Lathi shall apply to the shares issued pursuant to such Future Issuance; provided, however, that in the event that Lathi is granted antidilution protection with respect to the shares issued pursuant to a Future Issuance that is (i) more favorable than the antidilution protection set forth in Section 5.1 hereof, then the antidilution protection granted with respect to the Future Issuance shall apply, and the antidilution protection contained in this Section 5.1 shall be of no effect with respect to such Future Issuance, (ii) less favorable than the antidilution protection set forth in Section 5.1 hereof, then the antidilution protection contained in this Section 5.1 shall apply, and the antidilution protection granted with respect to the Future Issuance shall be of no effect with respect to such Future Issuance or (iii) the same as the antidilution protection set forth in Section 5.1 hereof, then the antidilution protection granted with respect to the Future Issuance shall apply, and the antidilution protection contained in this Section 5.1 shall be of no effect with respect to such Future Issuance.

(f)            Notwithstanding the foregoing, no adjustments shall be made pursuant to this Section 5.1 in connection with the sale of options, warrants or other securities convertible into Common Stock (other than any shares of capital stock, including, without limitation, preferred stock) until such time as such option, warrant or convertible security (other than any shares of capital stock, including, without limitation, preferred stock) is exercised or converted into Common Stock

6.             Consent Requirements.

6.1           Consent of 10% Owners and Jeffrey A. Mayer. Notwithstanding any other provision of this Agreement, for the period of time during which a 10% Owner continues to own at least ten percent (10%) of the Common Stock calculated on a Fully Diluted Basis and (y) Jeffrey A. Mayer continues to own at least 5% of the Common Stock on a Fully Diluted Basis (the persons described in (x) and (y) hereof shall be referred to as the “Consent Right Holders”), the Company shall not take any of the following actions without the prior written consent of each of the Consent Right Holders:

(a)           Any liquidation or dissolution of the Company;

(b)           Any merger or consolidation of the Company with any other entity;

(c)           Any sale of all or substantially all of the assets of the Company;

(d)           Any reclassification or recapitalization of any securities of the Company except for stock splits and stock dividends, which shall not be subject to this Section 5.1;

(e)           Any amendment of the Company’s charter or Bylaws if such amendment would materially adversely affect the rights of the Consent Right Holders;

(f)            Any redemption or repurchase of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to (i) stock options or warrants outstanding on the Original Issue Date, or (ii) stock agreements, purchase plans, employee incentive programs or stock options granted after the Original Issue Date on terms approved by the Board of Directors, except the repurchase of Common Stock or Common Share Equivalents by the Company from a terminated employee or consultant which purchase has been approved by the Board of Directors and the holders of a majority of the Series A Stock; and

(g)           Any issuance of securities by the Company or any Affiliate of the Company (i) in connection with the acquisitions by the Company or any Affiliate of the Company of stock or assets of any other entity after which, in the case of the acquisition of stock, the Company or such Affiliate owns more than 50% of the voting power of the issuer of such stock or (ii) in connection with a strategic joint venture or alliance between the Company and the party to which the securities are being issued or an Affiliate of such party thereof.

6.2           Consent of Board of Directors. Subject to the rights of the Series A Investors set forth in Section (B)6 of the Series A Certificate of Designation and notwithstanding any other provision of this Agreement, the Company may not take any of the following actions without the prior written consent of the Board of Directors, which consent shall include the consent of the Series A Director:

(a)           Any sale by the Company or any subsidiary of the Company of any of the securities of any subsidiary of the Company to any entity other than the Company or another wholly-owned subsidiary of the Company;

(b)           Any creation of any subsidiary other than a wholly owned subsidiary; and

(c)           Any incurrence of indebtedness by the Company in excess of $2,000,000.00 in the aggregate, other than pursuant to (i)  any supplier financing arrangement; (ii) loans from any bank or other institutional lender; (iii) debt incurred in the ordinary course of the Company’s business and (iv) the Lathi Loan Agreement.

7.             Covenants.

7.1           The Company shall not engage in any transaction between the Company (or any subsidiary thereof) and any Affiliate thereof without the prior approval of a majority of all disinterested members of the Board of Directors, including the Series A Director (unless all such directors shall not be disinterested), other than (i) purchases by the Company of Stock pursuant to Section 3.5 or (ii) transactions between the Company and Lathi pursuant to the Lathi Loan Agreement.

7.2           The consent of a majority of the members of the Board of Directors, including the Series A Director, shall be required to approve (i) the Company’s budget and (ii) any expenditure, individually or collectively, in excess of $250,000 in any twelve month period which is not part of such budget, other than purchases by the Company of (i) Series A Share Equivalents from any or all of the Series A Investors or (ii) Common Stock from Lathi, in each case pursuant to Section 3.5(b) hereof.

7.3           The consent of a majority of the members of the Compensation Committee shall be required to approve executive compensation for Key Employees. “Key Employees” means officers of the Company who are Vice Presidents or higher and employees of the Company with a base salary in excess of $175,000 annually.

7.4           As soon as practicable, but in no event later than 30 days from the date hereof, the Company shall use commercially reasonable efforts and take all action necessary to obtain directors’ and officers’ liability insurance providing coverage in such amount that the Board of Directors determines is appropriate for companies of established reputation engaged in the same or similar business and similarly situated.

7.5           The Company (or any subsidiary thereof) shall not purchase or hold beneficially any stock, other securities or evidences of indebtedness in, or make any investment in any other Person, excluding a subsidiary of the Company, without the approval of the Board of Directors, which approval shall include the approval of the Series A Director.

7.6           Any decision to change the nature of the business of the Company (or any subsidiary thereof) to any business which is fundamentally separate and distinct from the business currently conducted by the Company shall require the consent of the Board of Directors, which approval shall include the approval of the Series A Director.

8.             Representations and Warranties.

8.1           Each of the parties hereto severally, as to itself only, and not jointly, hereby represents and warrants to each of the other parties to this Agreement that:

(a)           such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the full right, power and authority to execute, deliver and perform this Agreement and to bind all Persons or entities, if any, for which it is acting pursuant to this Agreement;

(b)           this Agreement has been duly authorized, executed and delivered by or on behalf of such party and constitutes a legal, valid and binding obligation of such party and all Persons or entities, if any, for which such party is acting, enforceable against such party, and all such Persons or entities, if any, for which it is acting, in accordance with its terms except

(i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as enforceability may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(c)           no consent, approval, authorization or order of any Person is required for the execution, delivery or performance of this Agreement by such party or any such Persons or entities, if any, for which it is acting, except for such consents, approvals, authorizations or orders, the failure of which to obtain could not have a material adverse effect on the Investor’s ability to consummate the transactions contemplated hereby or as might be required in connection with the performance hereof in the course of an extraordinary transaction contemplated hereby; and

(d)           neither the execution, delivery nor performance of this Agreement by such party or any such Persons or entities, if any, for which it is acting will (A) conflict with, or result in a breach of, or constitute a default under, or result in a violation of, any organizational document of such party (if applicable) or any agreement or instrument to which such party or any such Persons or entities, if any, for which it is acting is a party or by which such party or any such Persons or entities, if any, for which it is acting or their property is bound, or (B) result in the violation of any applicable law or order, judgment, writ, injunction, decree or award of any Governmental Authority, except for such violations which could not have a material adverse effect on the Investor’s ability to consummate the transactions contemplated hereby.

8.2           Each of the Original Stockholders and the Other Stockholders severally, as to itself only, and not jointly, hereby represents and warrants to each of the Series A Investors that it has no actions, causes of action, suits, claims (including, without limitation, claims for contribution and indemnification), demands, liabilities, obligations, promises, damages and judgments (“Claims”) against the Company and hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever the Company from all Claims whatsoever, in law, admiralty or equity, in the United States of America or any other jurisdiction, whether the same be known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent. Lathi hereby represents and warrants to each of the Series A Investors that it has no actual knowledge of any Claims that it has or may have against the Company solely in its capacity as a stockholder of the Company and Lathi hereby absolutely and irrevocably releases, waives, relinquishes, renounces and discharges forever the Company from all such Claims of which Lathi has actual knowledge whether in law, admiralty or equity, in the United States of America or any other jurisdiction and whether such Claims be material or immaterial, absolute or contingent. For the avoidance of doubt, the foregoing sentence shall not constitute a release by Lathi of any Claims Lathi has or may have against the Company in Lathi’s capacity as a lender under the Lathi Loan Agreement whether, in law, admiralty or equity, in the United States of America or any other jurisdiction, whether the same be known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent.

8.3           Each of the parties hereto agrees that the representations and warranties set forth in this Section 8 shall survive the execution and delivery of this Agreement.

8.4           Each of the Stockholders agrees that any and all rights that a Stockholder may have been entitled to pursuant to any written or oral agreement with the Company that pertain to tag-alongs, drag-alongs, antidilution adjustments, preemptive rights, rights to participate in a sale or other similar type of rights shall be superceded by this Agreement.

9.             Miscellaneous.

9.1           “Market Stand-Off” Agreement. Each Stockholder hereby agrees that, during the period of ninety (90) days following the effective date of a registration statement of the Company filed under the Securities Act in connection with an underwritten offering (and, in the case of the initial public offering of the Company’s securities, one hundred eighty (180) days or such shorter period as the underwriter may specify), it shall not, if requested by the Company and such underwriter, directly or indirectly sell, offer to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to donees, affiliates or partners who agree to be similarly bound) any Common Stock or any securities of the Company convertible into Common Stock held by it.

9.2           Injunctive Relief. Each party hereto acknowledges that it will be impossible to measure in money the damages that would be suffered if any party fails to comply with any of the obligations herein imposed on such party and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

9.3           Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.4           Governing Law.

(a)           This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among New York residents entered into and to be performed entirely within New York.

(b)           The jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly lie in any federal or state court located in the City and State of New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for himself or itself and in respect of his or its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE INVESTORS.

9.5           Entire Agreement; Amendment; Waiver. This Agreement:  (a) contains the entire agreement among the parties hereto with respect to the subject matter hereof, (b) supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto, (c) may not be amended or supplemented except by an instrument or counterparts thereof in writing signed by the Company, Lathi, Charter Mx and by Stockholders holding a majority of the then outstanding shares of Voting Stock, provided, however, that any amendment which would affect any Stockholder materially and adversely in a manner that is disproportionate to other similarly situated Stockholders shall require the consent of such Stockholder, and (d) amends and restates the Existing Shareholders Agreement in its entirety and as a result such Existing Shareholder Agreement is terminated and of no force and effect. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Lathi, Charter Mx and Stockholders holding a majority of the then outstanding shares of Voting Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

9.6           Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. The rights and obligations arising from this Agreement shall be transferred in connection with the transfer by a Stockholder to any Person of any Common Stock or Common Share Equivalents in compliance with this Agreement, other than in a registered public offering or in Rule 144 Sales, and any such Person shall conclusively be deemed to have agreed to be bound by this Agreement. Notwithstanding the foregoing, each Stockholder and each assignee of each Stockholder may, without the Company’s consent, assign its rights under this Agreement, in whole or in part, to any other Stockholder or any affiliate or Permitted Transferee of any Stockholder, and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

9.7           Termination. This Agreement shall terminate upon the occurrence of any of the following events: (a) the entry of an order for relief in a proceeding involving the Company as debtor under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); (b) the appointment of a receiver, trustee or custodian (as defined in the Bankruptcy Code) in respect of the Company; (c) a Qualified Public Offering; or (d) the sale of the Company or its business, regardless of the form of such transaction.

9.8           Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

9.9           Notice. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (x) on the date of delivery, if delivered personally or by telecopier, receipt confirmed, (y) on the first following business day, if delivered by a recognized overnight courier service, or (z) three days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the party to whom it is directed at the address set forth opposite his or its name on the signature pages hereto (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto).

9.10         Headings; Execution in Counterparts. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile counterpart signatures to this Agreement are valid.

9.11         Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

9.12         Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.13         Certain Stockholders. Each Stockholder that is an entity that was formed for the sole purpose of acquiring Preferred Stock, Common Stock and/or Common Share Equivalents or that has no substantial assets other than Preferred Stock, Common Stock and/or Common Share Equivalents or interests in such securities agrees that (a) shares of its capital stock or other instruments, certificates or documents reflecting equity interests in such entity (and the shares of capital stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the transfer of securities as if such common stock or other equity interests were Preferred Stock, Common Stock or Common Share Equivalents, as applicable, and (b) no shares of such capital stock or other equity interests may be transferred to any person or entity other than in accordance with the terms and provisions of this Agreement as if such capital stock or other equity interests were Preferred Stock, Common Stock or Common Share Equivalents, as applicable. Any transfer or attempted transfer in contravention of the foregoing shall be void ab initio.

9.14         Additional Stockholders. As a condition precedent to the future grant of any stock option and/or stock award by the Company to any Person who is not then a party to this Agreement, such Person shall execute a counterpart of this Agreement and thereafter shall be deemed to be a “Stockholder” for all purposes of this Agreement; provided, however, that such Person shall not be entitled to the rights set forth in Sections 3.6, 4, 5 and 6.1.

9.15         Effectiveness.       This Agreement shall be effective for all Stockholders, other than the Series A Investors, immediately upon the execution of this Agreement by holders holding the requisite percentage of Stock (as defined in the Existing Shareholders Agreement) of the Company necessary to amend the Existing Shareholders Agreement. This Agreement shall be effective for the Series A Investors upon the issuance of the Series A Stock pursuant to the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

MXENERGY INC.

By:	/s/ Jeffrey A. Mayer
	Name:	Jeffrey A. Mayer
	Title:	Its President

Address:

20 Summer Street
Stamford, CT 06901

CHARTER MX LLC

By:	Charterhouse Equity Partners IV, L.P.,
Its Managing Member

By:	CHUSA Equity Investors IV, L.P.,
its General Partner

By:	Charterhouse Equity IV, LLC,
its General Partner

By:	/s/ Jen Guzman
	Name:	Jen Guzman
	Title:	Vice President

Address:

1105 Market Street
Suite 1300
Wilmington, DE 19899

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 02215
Attn: Lauren K. Boglivi

LATHI LLC

By:	Harvard Management Company, Inc.,
pursuant to delegated authority

By:	/s/ [ILLEGIBLE]
Authorized Signatory

By:	/s/ [ILLEGIBLE]
Authorized Signatory

Address:

600 Atlantic Avenue
Boston, MA 02210
Attn: Megan Kelleher

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02215
Attn: Leigh Fraser

INVESTORS:

GREENHILL CAPITAL PARTNERS, L.P.

GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.

GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.

GREENHILL CAPITAL, L.P.

By:	GCP Managing Partner, L.P., as managing general partner of each of the foregoing partnerships

By:	Greenhill Capital Partners, LLC, its general partner

By:	/s/ V. Frank Pottow
	Name:	V. Frank Pottow
	Title:	Managing Director

Address:

c/o Greenhill Capital Partners
300 Park Avenue, 23rd floor,
New York, New York 10022
Attn:

ORIGINAL STOCKHOLDERS:

/s/ Jeffrey A. Mayer
Jeffrey A. Mayer

/s/ Carole R. Artman-Hodge
Carole R. Artman-Hodge

/s/ Daniel P. Burke, Sr.
Daniel P. Burke, Sr.

OTHER STOCKHOLDERS:

By	/s/ Robert Gould
Robert Gould

JED Communications Associates, Inc.

By	/s/ Daniel Bergstein
Name: Daniel Bergstein
Title: President

By	/s/ Seymour Mayer
Seymour Mayer

Matthew D. Stewart UGMA

By	/s/ John A. Stewart
John A. Stewart, Trustee

By	/s/ Susan Fast
Susan Fast

By	/s/ David Diesenhouse
David Diesenhouse

By	/s/ Arlene Diesenhouse
Arlene Diesenhouse

By	/s/ Augustus J. Costaldo
Augustus J. Costaldo

By	/s/ Karen L. Costaldo
Karen L. Costaldo

By	/s/ Brandt Zembach
Brandt Zembach

Stewart Family Trust

By	/s/ Jacalyn Diesenhouse
Jacalyn Diesenhouse, Trustee

By	/s/ Gary L. Seevers
Gary L. Seevers

By	/s/ Shelly Kassen
Shelly Kassen

By	/s/ Doug Bowen
Doug Bowen

By	/s/ Ellen Bowen
Ellen Bowen

Vogel Partners LP

By	/s/ Stephen A. Vogel
Name: Stephen A. Vogel
Title: General Partner

By	/s/ Michael Bergstein
Michael Bergstein

By	/s/ Kelvin Westbrook
Kelvin Westbrook

By	/s/ Donald Marshall
Donald Marshall

By	/s/ William F. Schwitter
William F. Schwitter

By	/s/ Seth M. Zachary
Seth M. Zachary

By	/s/ John S. McGeeney
John S. McGeeney

By	/s/ Thomas M. Cunningham
Thomas M. Cunningham

By	/s/ E. Buckley Griswold
E. Buckley Griwold

L&L Capital Partners

By	/s/ [ILLEGIBLE]
Title: Member Manager

Nakoma Investments, LLC

By	/s/ Irwin F. Smith
Name: Irwin F. Smith
Title: Senior Managing Director

By	/s/ William L. Jaffe, M.D.
William L. Jaffe, M.D.

By	/s/ Robert H. Steele
Robert H. Steele

By	/s/ Bob Blake
Bob Blake

By	/s/ Emmett Capanna
Emmett Capanna

By	/s/ Chaitu Parikh
Chaitu Parikh

By	/s/ Greg Taffet
Greg Taffet

Advest Inc. Custodian FBO Jacalyn Diesenhouse IRA A/C#WPR-810903

By	/s/ Jacalyn Diesenhouse
Jacalyn Diesenhouse

By	/s/ Brian Mayer
Brian Mayer, by Jeffrey Mayer, Guardian

By	/s/ Marshall Mayer
Marshall Mayer, by Jeffrey Mayer, Guardian

Citigroup Global Market as IRA Custodian FBO John Stewart

By	/s/ John Stewart
John Stewart